Exhibit 23




              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Aon Corporation of our report dated February 9, 1999, included in the 1998 Annual Report to Stockholders of Aon Corporation.

Our audits also included the financial statement schedules of Aon Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, with respect to which the date is February 9, 1999 (except for Note 5 to Schedule I, as to which the date is March 19, 1999), the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements pertaining to the employer's savings, stock option, stock award, and employee stock purchase plans (Form S-8 Nos. 33-27984, 33-42575, 33-59037 and 333-55773),
the offer to exchange Capital Securities (Form S-4 No. 333-21237) of Aon Capital A, and the registration of 369,000 shares of common stock (Form S-3 No.
333-50607) of our report dated February 9, 1999, with respect to the consolidated financial statements incorporated herein by reference, and our report, included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Aon Corporation.


                                     /s/ ERNST & YOUNG LLP


Chicago, Illinois
March 24, 1999